EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated January 26, 2000 accompanying the financial statements of Guaranty Bancshares, Inc. and Subsidiaries contained in this Form 10-K Annual Report. We consent to the use of the aforementioned report in this Annual Report, and to the use of our name as it appears under the caption “Experts.”

/s/ ARNOLD, WALKER, ARNOLD & CO., P.C.

Mount Pleasant, Texas
February 28, 2002